Exhibit 10.17

6 Century Drive, 2nd Floor Parsippany, NJ 07054

April 9, 2019

Dr. Mary Spellman

28 Miguel Street

San Francisco, CA 94131

Dear Mary,

On behalf of Castle Creek Pharmaceuticals, LLC (“Castle Creek” or the “Company”), I am pleased to extend an offer of full-time employment to you with the Company as Senior VP of Research & Development and Medical Affairs and Chief Medical Officer. You will report to the EVP, Research and Development, Paragon Biosciences, LLC, and to the CEO, Castle Creek.

Your start date will be mutually determined but we anticipate it to be on or around June 3, 2019. You will be paid on a bi-monthly basis as noted in the terms of employment below. We are excited about the possibility of you joining our team at Castle Creek and hope you will accept our offer to join us in executing our growth plans for the Company.

The terms of your employment offer are outlined below:

•	Bi-monthly base pay of $17,916.67 which, when annualized, is equivalent to a base salary of $430,000 per year.

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Participation (pro-rated for the calendar year in which your actual start date occurs) in the Castle Creek Pharmaceuticals, LLC Performance Bonus Plan at up to 50% of your base salary based on Company and individual achievement. Your annual bonus will be based on your performance meeting established individual goals and objectives to support the growth strategy of the Company, as well as the Company’s overall performance.

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Equity in the Company’s parent company -Castle Creek Pharmaceutical Holdings, Inc. (the “Parent Company”)—in the amount of 5,000 stock options under its amended and restated management incentive plan (the “Plan”) at an exercise price per share equal to the then fair market value thereof as determined by its Board of Directors. Such stock options shall vest 20% per year on each anniversary of your employment with the Company in accordance with the Plan, provided that you remain employed by the Company on each such anniversary, subject to accelerated vesting on a Change in Control as defined in the Plan.

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In consideration of the money left behind at your current employer for 2019 pro-rated annual bonus, you will receive a sign-on bonus of $65,000 (subject to applicable tax and other withholding). If you leave the company for any reason within 6 months after receiving payment, you must pay back the full pre-tax amount of that payment to Castle Creek Pharma.

•	Upon completion of 12 months of employment with the Company, you will be entitled to one year’s base salary as severance if your employment is subsequently terminated by the Company without cause.

•	Supplemental income to cover reasonable relocation expenses in connection with your move to the Chicagoland area in the amount of up to $25,000, as determined by the Company’s Chief Executive Officer.

•	As a full-time Company employee, you will accrue paid vacation and sick leave. Vacation will accrue at a rate of 1.25 days per month, or 15 days per year.

•	As a full-time employee of the Company, except as expressly provided for above, you are eligible to participate in the provided Castle Creek Pharmaceuticals, LLC Employee Benefit Plans.

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This offer is contingent upon successful completion of our pre-employment processes, including background verification. By signing and returning a copy of this offer letter to me, you expressly consent to such background verification and other pre-employment processes.

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You will devote all of your time and attention to the Company (including, but not limited to, its business, operations and success) and shall not compete with the Company in any way during your employment.

This offer of employment, if not previously accepted by you, will expire ten days after the date first set forth above. This offer of employment does not represent an employment contract. Just as you retain the right to resign, with or without notice or cause, Castle Creek has the same right with respect to termination of your employment. You will be an employee at will, and your employment is for no definite term, regardless of any other oral or written statement by any Castle Creek officer or representative, with the exception of an express written employment contract signed by the Chairman of the Board, President or the Executive Vice President of Legal Affairs and General Counsel of the Company.

If you understand and accept these terms, please sign and return one copy of this offer letter to me. We would love to have you join Castle Creek Pharmaceutical and be a part of building a great company. Should you have any questions regarding this offer, please feel free to contact me at 847-715-0611.

Sincerely,

/s/ Anna Fenkanyn

Anna Fenkanyn

Human Resources

Agreed to and Accepted by:

/s/ Mary Spellman	09 April 2019
Dr. Mary Spellman	Date